TO:	Executive Officers and Directors of Service Corporation International

FROM:	James M. Shelger

DATE:	August 16, 2005

SUBJECT:	Notice of Imposition of Blackout Period Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”)
On August 15, 2005, Service Corporation International (the “Company”) announced the delay in filing its Form 10-Q for the second quarter of 2005 (the “Form 10-Q”). As a result, the Registration Statements on Form S-8 that register shares of the Company’s common stock that are acquired pursuant to employee benefit plans set forth below will not be available for use until the Form 10-Q is filed with the Securities and Exchange Commission (the “Commission”).
Consequently, the Company must suspend purchases of its shares by participants in the 401(k) Retirement Savings Plan and Employee Stock Purchase Plan (collectively, the “Plans”). The blackout only prevents participants from making additional investments in the Company’s common stock through the Plans; participants will still be able to reallocate assets in their accounts from the Company’s common stock fund into the other investment options offered under the Plans.
Participants in the Plans temporarily will be unable to purchase shares of Company stock in their Plan accounts. This period, during which participants in the Plans will be unable to purchase Company shares, is called a “blackout period.” The blackout period for the Plans will begin today, Tuesday, August 16, 2005, and is currently anticipated to end at 4:00 pm Eastern Time on the day on which the Form 10-Q is filed with the Commission. During this period, you can determine whether the blackout period has ended by contacting the office of the General Counsel, by telephone at 713-525-9178 (James M. Shelger) or 713-525-9753 (Curtis G. Briggs).
Section 306(a) of Sarbanes-Oxley requires that, during the blackout period, all executive officers and directors of the Company be prohibited from trading in all Company equity securities (“Service Securities”) acquired by them in connection with their service and/or employment with the Company in such capacities. As a result, during the blackout period, you will not be able to directly or indirectly, acquire, dispose of or transfer any Service Securities, subject to certain limited exceptions. In accordance with the unforeseeable circumstances exemption under Section 306(a) of Sarbanes-Oxley, the Company determined that it was unable to give advance notice of the blackout period to you. To determine whether an exception applies to a transaction by you in Service Securities, you must contact the office of the General Counsel.
Please note that while only your Service Securities will be affected by this blackout period, your ability to acquire, dispose of, or transfer any Company equity securities that do not qualify as Service Securities, is subject to the Company’s insider trading policy. Under such policy you will generally be prohibited from trading in any Company equity securities prior to the date the Form 10-Q is filed with the Commission. Therefore, prior to effecting any acquisition, disposition or transfer of Company equity securities during the blackout period, you should confirm with the office of the General Counsel that such transaction is permissible.
If you have any questions concerning this notice, you should contact the office of the General Counsel.